Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212)230-5315
                                                              Mark L. Aaron
                                                              (212)230-5301


                 TIFFANY REPORTS STRONG FOURTH QUARTER GROWTH:
                 ---------------------------------------------

                FULL YEAR 2003 WORLDWIDE SALES REACH $2 BILLION;
                ------------------------------------------------

                   COMPANY PROVIDES ITS DETAILED 2004 OUTLOOK
                   ------------------------------------------

New York, February 25, 2004 - Tiffany & Co. (NYSE-TIF) announced today that its worldwide net sales rose 18% to $731,588,000 in the fourth quarter ended January 31, 2004, led by substantial growth in the U.S. as well as gains in most international markets. On a constant-exchange-rate basis that excludes the effect of translating local-currency-denominated sales into U.S. dollars, worldwide net sales in the fourth quarter increased 14% and comparable store sales rose 10%.

Net earnings in the fourth quarter rose 24% to $110,476,000, or 74 cents per diluted share, versus $89,287,000, or 60 cents per diluted share, in the prior year. The Company's most recent expectation called for earnings of 68 - 71 cents per diluted share.

In the full year ended January 31, 2004, net sales rose 17% to $2,000,045,000, versus $1,706,602,000. On a constant-exchange-rate basis, net sales increased 14% and worldwide comparable store sales rose 8%.

Full year net earnings increased 13% to $215,517,000, or $1.45 per diluted share, versus $189,894,000, or $1.28 per diluted share, a year ago. Net earnings in the year ended January 31, 2003 included a non-recurring tax benefit of five cents per diluted share (see "Other Financial Highlights").

Michael J. Kowalski, chairman and chief executive officer, said, "We are pleased and encouraged to be concluding 2003 on a healthy note in most areas of our business. Tiffany has maintained its long-term commitment to selective expansion and offering extraordinary products. The benefits are clearly apparent."

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

Sales performance in Tiffany's four channels of distribution was as follows:
----------------------------------------------------------------------------

     o U.S. Retail sales, which represented 47% of 2003 net sales, rose 20% to $359,418,000 in the fourth quarter and 16% to $948,891,000 in the full year. Comparable store sales rose 17% in the fourth quarter (up 22% in Tiffany's New York flagship store and 15% in branch stores) and 12% in the year (up 10% in the flagship store and 12% in branch stores). Comparable store sales growth in the quarter and year resulted from increases in the average amount spent per transaction. In 2003, the Company opened new stores in Coral Gables, Walnut Creek and Palm Desert and converted a wholesale-trade location in Guam to a company-operated TIFFANY & CO. store. The Company now operates 51 TIFFANY & CO. stores in the U.S.

     o International Retail sales, representing 39% of 2003 net sales, rose 18% to $273,534,000 in the fourth quarter and 14% to $781,572,000 in the year. On a constant-exchange-rate basis, total International Retail sales rose 7% in the quarter and 6% in the year; on that basis by region, comparable retail store sales declined 7% in the quarter and 3% in the year in Japan (total retail sales declined 2% and rose 1% in Japan), increased 19% and 13% in other Asia-Pacific markets and rose 13% and 12% in Europe. Comparable store sales growth was also strong in Canada, Mexico and Brazil. In 2003, the Company had net additions of two retail locations in Japan and one each in Hong Kong, Korea, Mexico and Brazil. At year-end, the Company operated 90 TIFFANY & CO. stores in international markets.

     o Direct Marketing sales, accounting for 10% of 2003 net sales, increased 11% in the fourth quarter to $76,860,000 and 10% to $197,397,000 for the full year. Combined e-commerce and catalog sales rose 25% in the quarter and 23% in the year primarily due to increased numbers of orders. Business sales declined 15% in the quarter and 9% in the year as a result of the Company's previously-announced decision to discontinue selling employee service award programs and to leave that market by the end of 2003.

     o Specialty Retail sales increased 8% to $21,776,000 in the fourth quarter due to sales growth in LITTLE SWITZERLAND stores. Full year sales of $72,185,000 are not fully comparable to $24,124,000 in the prior year due to the Company's acquisition of Little Switzerland, Inc. in October 2002 and the opening of two TEMPLE ST. CLAIR stores in 2003.

Other Financial Highlights:
---------------------------

     o Gross margin (gross profit as a percentage of net sales) was 59.5% in the fourth quarter and 57.9% in the full year, compared with 59.7% and 59.3% in the prior-year periods. The declines in both periods reflected, to varying degrees, changes in sales mix toward higher-priced, lower-margin diamond jewelry; the opening of an additional distribution center in the third quarter of 2003; costs related to the development of a rough-diamond sourcing and processing organization; LIFO charges of $2,852,000 in the quarter and
          $10,452,000 in the year, compared with charges of $665,000 and $1,165,000 in the prior-year periods, primarily due to higher precious metal costs; and the consolidation of Little Switzerland's sales in the full-year period.

     o Selling, general and administrative expenses ("SG&A") rose 18% in the fourth quarter and 16% in the full year. As a percentage of net sales, SG&A was 35.0% in the fourth quarter and 40.1% in the full year, versus 35.2% and 40.6% in the prior-year periods. The improvements were due to favorable leverage of fixed costs against increased sales.

     o The Company's effective tax rate was 37.5% in the fourth quarter and 37.1% in the full year, compared with 38.9% and 36.6% in the prior-year periods. The 2003 tax rates benefited from a favorable reserve adjustment related to the elimination of certain tax exposures. The annual 2002 tax rate was affected by the Company recognizing, in the third quarter of 2002, a non-recurring cumulative effect of prior periods' tax benefits provided by the Extraterritorial Income Exclusion Act of 2000.

     o The Company ended the year in a strong financial position. Net-debt leverage of 13% at January 31, 2004 compared with 14% a year ago. The Company's capital expenditures were approximately $275 million in 2003 compared with $220 million in 2002.

     o Net inventories at January 31, 2004 were 19% higher than the previous year-end. The majority of the increase was due to higher raw material and work-in-process inventories as a result of management's decision to expand internal manufacturing operations and rough-diamond sourcing. In addition, approximately one-quarter of the increase resulted from the translation effect of a weaker U.S. dollar.

     o The Company did not repurchase any shares of its Common Stock in the fourth quarter. For the full year, the Company repurchased 200,000 shares of its Common Stock at a total cost of $4,610,000, or an average cost of $23.05 per share. Under its stock repurchase plan, which was recently extended and increased by the Board of Directors until November 2006, there remains approximately $116.5 million available for future repurchases.

Outlook:
--------

Mr. Kowalski said, "Tiffany's institutional presence built over 167 years, its standards of excellence and its financial strength position the company well for continued success. The strength of our sales in the U.S. and many international markets is gratifying. However, while our engagement jewelry sales in Japan are increasing, we are addressing the challenge of declining silver jewelry sales by introducing new products which we believe will contribute to gradually improved results. Overall, we maintain a positive outlook and our expectations for 2004 call for 11%-13% growth in net sales and 12%-15% growth in net earnings."

Specific underlying assumptions include:

     o An 11%-13% increase in net sales with comparable store sales increases of a high-single-digit percentage in the U.S. and low-single-digits in Japan, as well as healthy growth in most other international markets. From a seasonal and comparative perspective, U.S. comparable store sales growth is expected to be greater in the first half, while growth in Japan is expected to improve as the year progresses. The Company expects to continue to increase worldwide retail square footage of TIFFANY & CO. stores by at least 5% in 2004, including new stores already announced in North Palm Beach, Florida, Edina, Minnesota and London, England; additional locations will be announced when plans are finalized.

     o A slight increase in gross margin for the year, including a decline in the first half resulting from costs, not yet annualized, from the new distribution center.

     o A low-double-digit percentage increase in SG&A for the full year (with the rate of growth slightly higher in the first half), which would result, for the full year, in an improved ratio of SG&A as a percentage of net sales.

     o    A  mid-teens  percentage  increase  in  operating  earnings.

     o    Other expenses of approximately $12-13 million.

     o    A mid-teens percentage increase in earnings before income taxes.

     o    An effective tax rate of approximately 38.5%.

     o A 12%-15% increase in net earnings, with increases in all quarters that reflect an accelerating rate of growth as the year progresses. Based on an assumption of a modest increase in average shares outstanding, this would result in earnings per diluted share in a range of $1.60 - $1.65.

     o    Capital expenditures equal to approximately 7% of net sales.

     o Net inventories increasing at a somewhat higher rate than net sales growth as a result of strategic merchandising investments in addition to ongoing store expansion and product introductions.

Mr. Kowalski concluded, "We have great opportunities to maintain our pace of growth in the TIFFANY & CO. brand, as well as to expand into new retail concepts under other brands, which we will develop with our established infrastructure and management expertise. Tiffany's competitive strengths will help us to further penetrate the vast markets we can potentially serve and create additional and lasting shareholder value."

The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Interested parties may listen to a broadcast on the Internet at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and at www.streetevents.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in LITTLE SWITZERLAND stores and also includes consolidated results from other ventures now operated or to be operated under non-TIFFANY & CO. trademarks or trade names. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.

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

The Company anticipates reporting its first quarter results on May 13, 2004 and conducting a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and www.streetevents.com. To receive future notifications for conference calls and/or news release alerts, interested parties may register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").


This press release contains certain "forward-looking" statements concerning expectations for sales, store openings, margins, earnings, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                     # # #


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
                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                              Three months
                                                            ended January 31,                   Years ended January 31,
                                                 -----------------------------------   --------------------------------------
                                                             2004              2003                  2004               2003
                                                     -------------     -------------       ---------------    ---------------
Net sales                                         $       731,588  $        619,013     $       2,000,045  $       1,706,602

Cost of sales                                             296,543           249,600               842,663            695,154
                                                     -------------     -------------       ---------------    ---------------

Gross profit                                              435,045           369,413             1,157,382          1,011,448

Selling, general and administrative expenses              256,163           217,773               801,863            692,251
                                                     -------------     -------------       ---------------    ---------------

Earnings from operations                                  178,882           151,640               355,519            319,197

Other expenses,  net                                        2,138             5,508                12,834             19,560
                                                     -------------     -------------       ---------------    ---------------

Earnings before income taxes                              176,744           146,132               342,685            299,637

Provision for income taxes                                 66,268            56,845               127,168            109,743
                                                     -------------     -------------       ---------------    ---------------

Net earnings                                      $       110,476  $         89,287     $         215,517  $         189,894
                                                     =============     =============       ===============    ===============


Net earnings per share:

  Basic                                           $          0.75  $           0.62     $            1.48  $            1.31
                                                     =============     =============       ===============    ===============

  Diluted                                         $          0.74  $           0.60     $            1.45  $            1.28
                                                     =============     =============       ===============    ===============


Weighted-average number of common shares:

  Basic                                                   146,682           144,962               145,730            145,328
  Diluted                                                 149,795           147,804               148,472            148,591



                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                          January  31,           January 31,
                                                                  2004                  2003
                                                     -----------------    ------------------
ASSETS

Current assets:
Cash and cash equivalents                             $        276,115      $        156,197
Accounts receivable, net                                       131,990               113,061
Inventories, net                                               871,251               732,088
Deferred income taxes                                           45,043                44,380
Prepaid expenses and other current assets                       23,683                24,662
                                                         --------------       --------------

Total current assets                                         1,348,082             1,070,388

Property, plant and equipment, net                             885,092               677,630
Deferred income taxes                                                -                 6,595
Other assets, net                                              157,914               168,973
                                                         -------------        --------------

                                                      $      2,391,088      $      1,923,586
                                                         =============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings                                 $         41,948      $         52,552
Current portion of long-term debt                               51,920                     -
Accounts payable and accrued liabilities                       209,842               163,338
Income taxes payable                                            45,922                41,297
Merchandise and other customer credits                          45,527                42,720
                                                         -------------        --------------

Total current liabilities                                      395,159               299,907

Long-term debt                                                 392,991               297,107
Postretirement/employment benefit obligations                   36,746                33,117
Deferred income taxes                                           22,397                     -
Other long-term liabilities                                     75,595                85,406
Stockholders' equity                                         1,468,200             1,208,049
                                                         -------------        --------------

                                                      $      2,391,088      $      1,923,586
                                                         =============        ==============




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